EXHIBIT 4.5

13 March 2009

The Directors	The Directors
Samson Oil and Gas USA, Inc.	Samson Oil and Gas Limited
1726 Cole Blvd, Suite 210	Level 36, Exchange Plaza
Lakewood, Colorado	2 The Esplanade
80401	Perth WA 6000
United States of America	Australia

Attention: Mr. Robert Gardner	Attention: Mr. Terry Barr

Dear Sirs,

LETTER AGREEMENT REGARDING THE
SYNDICATED CONVERTIBLE LOAN FACILITY AGREEMENT

We refer to the Syndicated Convertible Loan Facility Agreement dated 26 May 2006 between Samson Oil and Gas USA, Inc (“Samson”), Macquarie Bank Limited as Agent and Security Trustee (“Macquarie”), Samson Oil and Gas Limited (“Parent”), each party listed in Schedule 1 and each party listed in Schedule 2, as amended from time to time (the “Facility Agreement”).

Samson has requested the Financiers to cancel the Tranche A Call Options and the Tranche B Call Options in exchange for the Parent issuing 36,800,000 ordinary shares (“Shares”) to the Financiers in proportion to their respective commitment in the following manner:

l.	29.3 million Shares to be issued immediately upon appropriate documentation being executed;

2.	2 million Shares to be issued to the Financiers by no later than 1 July 2009; and

3.	the balance of 5.5 million Shares to be issued to the Financiers by no later than 30 November 2009.
(“Proposed Transaction”).

Macquarie hereby confirms the Financiers consent to Samson’s request subject to the following conditions being met:

1.	all legal costs and expenses in relation to the preparation and execution of any amendment agreement to the Facility Agreement and other Transaction Documents are to be borne by Samson; and

2.
Samson and the Parent must obtain all requisite approvals and have entered into subscription and amendment documentation on terms satisfactory to Macquarie and the Financiers to effect the Proposed Transaction by the relevant dates.

Could you please acknowledge your agreement with the terms of this letter by signing and returning a copy of the letter to Macquarie.  Upon acceptance by execution in the manner provided herein, the Parties agree that this letter agreement will be a Transaction Document for the purposes of the Facility Agreement.

Unless otherwise defined in this letter agreement, terms defined in the Facility Agreement bear the same meanings when used in this letter agreement.

Yours faithfully

/s/ Vanessa Lenthall	/s/ Robert McRobbie
Vanessa Lenthall	Robert McRobbie
Division Director	Division Director
Metals and Energy Capital Division	Legal Risk Management Division

ACCEPTANCE OF TERMS

Samson Oil and Gas USA, Inc. acknowledges, accepts and agrees to the terms contained herein.

Signed by
SAMSON OIL AND GAS USA, INC.
by its authorised signatories:

/s/ Robyn Lamont	/s/ Terry Barr
Secretary/Director	Director

Robyn Lamont	Terry Barr
Name (please print)	Name (please print)

Samson Oil and Gas Limited acknowledges, accepts and agrees to the terms contained herein.

Signed by
SAMSON OIL AND GAS LIMITED
ABN 25 009 069 005
by its authorised signatories:

/s/ Terry Barr
Secretary/Director	Director

Terry Barr
Name (please print)	Name (please print)